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                                                                    EXHIBIT 10.2

EMPLOYMENT AGREEMENT OF B. CLYDE PRESLAR DATED JULY 22, 2005 (INCLUDING CONFIDENTIALITY AND RESTRICTIVE COVENANTS)


July 22, 2005



CLYDE PRESLAR
PRIVATE AND CONFIDENTIAL

Dear Clyde,

I am very pleased that you have decided to join the Cott Corporation team. This letter will outline some of the terms and conditions of your employment with Cott Corporation. Please note that this is not a contract of employment or a promise of employment for any specific term.

Your title will be Executive Vice President and Chief Financial Officer and you will report to me in my capacity as President & Chief Executive Officer. Your start date is yet to be agreed.

Your base salary will be $330,000 per year paid on a semi-monthly basis. Your performance evaluations and salary reviews will generally be conducted on an annual basis and any increase would be a part of the annual review process.

You will be entitled to participate in the Cott Executive bonus plan. In summary this plan would entitle you to a target bonus of 100% of your base salary and provides for the opportunity to earn bonus beyond the 100% amount, up to a level of 200% of your base salary, based on Company and personal performance. Bonus awards for performance above 100% of your bonus will be paid in Cott Corp. shares. These shares will be held in trust in the Executive Investment Share Purchase Plan and vest over a 3-year period. For further details of the trust please contact Sher Zaman, Director of Corporate Human Resources at our Toronto Queen's Quay office.

For the year 2005 your bonus payment will be effective from 1st July 2005 (6 months).

You will receive a car allowance equivalent to $16,000 per year.

On commencement of employment and within your first pay payment you will also be eligible for a Sign On Bonus of $285,000 (less appropriate withholdings). Please note that the Sign On Bonus is payable back to the company (on a pro-ratad basis) should you leave the company within 12 months.

You will be expected to relocate to Tampa, Florida within 6 (six) months of your start date. A copy of the relocation details are attached. For the first six months of your employment Cott will pay for accommodation and weekly travel from your home to Tampa, FLA for you or your wife.

Subject to approval of the Cott Corporation Human Resources and Compensation Committee, on your date of hire you will be granted 100,000 stock options with the strike price determined at the close of the Toronto Stock Exchange on the last trading day before your start date. These options will vest over a period of (3) three years, at a rate of 30%, 30%, and 40% at the end of years (1) one,
(2) two, and 3 (three) respectively.

If your employment is terminated then please refer to the attached document.

Effective on your date of hire you will be eligible for Cott's Benefit Program. Our Benefit Program includes health, disability and life insurance benefits. You should note that our health insurance plan does have a pre-existing illness provision, which limits the amount payable for pre-existing illnesses for 12 consecutive months beginning on your enrollment date. However, if you have been covered for health insurance by your prior employer, you may have


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creditable prior coverage. In order to help determine that please provide a
HIPAA certificate from your prior employer. Employee contributions are required for our Program. Once you are eligible to participate in the Cott Cafeteria Plan (discussed below), your contributions will be deducted from your paycheck on a pre-tax basis.

On your start date with Cott, you will be eligible to participate in Cott's Cafeteria Plan. Benefits provided under our Cafeteria Plan are pre-tax deductions for medical premiums, a Health Care Reimbursement Account and a Dependent Care Reimbursement Account. If you participate in the Cafeteria Plan, payroll deductions for the benefits you select under the plan are made on a pre-tax basis. Please review the Summary Plan Description for additional information.

In addition, on the first day of a quarter following at least six months of employment, you will be eligible for Cott's 401 (K) Savings and Retirement Plan. You will also be eligible to participate in the Employee Share Purchase Plan after completing ninety (90) days of employment. Your regular annual entitlement of four (4) weeks vacation will commence in 2005. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company.

PLEASE SEE THE ENCLOSED CHECKLIST OF FORMS AND DATES THE FORMS ARE DUE TO BE TURNED IN TO HR DEPARTMENT.

To comply with the Immigration Reform and Control Act of 1986, the company must verify your identity and authorization to work in the United States. Therefore, please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS Form I-9. If you have any difficulty in this regard, please call me immediately.

Upon acceptance of this offer, you acknowledge and agree that Cott has the right to disclose confidential information regarding you to any third party as required by law.


Clyde, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and challenging organization with rewarding career opportunities. PLEASE INDICATE YOUR ACCEPTANCE OF THIS OFFER BY RETURNING ONE SIGNED ORIGINAL OF BOTH THE OFFER LETTER AND CONFIDENTIALITY AGREEMENT TO ME.

Yours truly,

/s/ John Sheppard
John Sheppard
President & Chief Executive Officer

Attached:  Relocation Policy
           Confidentiality Agreement

I accept this offer of employment and the terms identified herein.


/S/ B. CLYDE PRESLAR                                   22 JULY, 2005
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CLYDE PRESLAR                                          DATE


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TERMINATION OF EMPLOYMENT

TERMINATION BY THE CORPORATION FOR JUST CAUSE

Cott may terminate this Agreement and your employment hereunder without payment of any compensation either by way of anticipated earnings or damages of any kind at any time for Just Cause or your death.

"Just Cause" shall mean:

  I.   gross misconduct or dishonesty in the discharge of your duties hereunder;

 II.   theft, misappropriation or fraud against the company or its property;

III. alcoholism or addiction to a substance which materially impairs your ability to perform your duties hereunder;

 IV.   wilful breach of fiduciary duties;

  V.   gross negligence in the performance of your duties; or

 VI.   if you commit  a wilful and material breach of this Agreement,

unless, in the case of an act or omission described in clause (iv) or (v) above, you remedy same, after notice from the Cott, within a period which is reasonable in the circumstances.

TERMINATION BY THE EMPLOYER WITHOUT CAUSE.

If your employment is terminated by Cott, including delivery by Cott of a Notice of Termination, for any reason other than for Just Cause then Cott shall pay forthwith to you directly a lump sum amount (less appropriate withholdings) equal to:

24 months' of (A) Current Base Salary, (B) Bonus (based on current year targets capped at 100% payout)

TERMINATION UPON A CHANGE OF CONTROL.

If, following a Change in Control, your employment is terminated without Just Cause, you shall be entitled to the payments described above also. Also, immediately following a Change in Control, all amounts, entitlements or benefits in which you are a participant and are not vested shall become fully vested.

For the purposes of this agreement, a "Change of Control" shall mean: (i) the occurrence, at any time during the Term of any person or group of persons acting jointly or in concert acquiring more than 50% of the outstanding voting shares in the Corporation, whether by way of takeover bid, merger, amalgamation or otherwise; (ii) a sale by the Corporation of all or substantially all of the Corporation's undertaking and assets; or (iii) the voluntary liquidation, dissolution or winding-up of the Corporation, in connection with which a distribution is made to the holders of the Corporation's common shares.

RETURN OF PROPERTY. Upon any termination of employment, you shall forthwith deliver or cause to be delivered to the company all books, documents, computer disks, and diskettes and other electronic data, effects, money, securities, or other property belonging to the company or for which the company is liable to others, which are in the possession, charge, control or custody of yourself.

RELEASE. You acknowledge and agree that the payments described above shall be in full satisfaction of all terms of termination of your employment, including termination pay and severance pay pursuant to the Employment Standards Act (Ontario) as amended from time to time. You shall not be entitled to any further termination payments, damages or compensation whatsoever. As condition precedent to any payments being made you agrees to deliver to the company prior to any such payment, a full and final release from all actions or claims in connection therewith in favour of the company, its affiliates, subsidiaries, directors, officers, employees and agents, in the form satisfactory to the company, acting reasonably.



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RELOCATION ASSISTANCE


Please find details about the relocation assistance available as part of this offer of employment.

HOME FINDING TRIP

Employees will be reimbursed for reasonable expenses, submitted on an approved expense report including receipts for those expenses incurred during a 3 x 5-day home finding trip. All travel must be booked through the company travel agency. These expenses may include:

o Round trip economy class (coach fare) airfare by commercial travel for employee and spouse. Other family members may be included with prior approval from the employee's Manager.

o    Car rental, parking and toll charges (if applicable).

o Lodging, meals, telephone, laundry charges, Hotel and meal expenses should be consistent with Cott's travel and expense policy.

IN-TRANSIT TRAVEL

Reimbursement will be made for reasonable one-way travel. If upon arrival in the new location you are required to spend a night in a hotel reimbursement of one night's lodging plus meal expenses for the employee and family will be reimbursed.

HOME SELLING EXPENSES:

In the event that the employee owns a property that is not a vacation or income producing property, and it is deemed to be the employee's principal residence, Cott will reimburse for the customary, non recurring, legally required selling costs incurred for those items that would normally be paid by the seller. Specifically these are;

     o Real Estate commission (not to exceed 6% unless the rate is customarily higher in the employee's area).

     o    Attorney's fees related to the closing or escrow.

     o    Land transfer taxes.

     o    Mortgage loan pre-payment penalty fees to a maximum of three months.

     o    Recording and processing fees

     o    Title insurance fees

     o    Inspection fees (termite, well/water, structural) up to $500.00

     o Up to $250.00 for professional services associated with the sale including additional required surveys.

HOME PURCHASE EXPENSES

The following are the customary, non-recurring, and legally required purchase costs you will be reimbursed for related to the purchase of a home at the new location. This reimbursement applies to employees who were homeowners at the prior location. Cott will reimburse the following customary closing costs incurred for those items that are normally paid by the buyer:

     o    Appraisal and/or Title insurance fees

     o    Document preparation fees

     o    Recording fees

     o    Real estate transfer tax


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     o    Survey fees

     o    Inspection fees (termite, well/water, structural) up to $500.00

     o    All mortgage application fees

     o    Land transfer taxes

     o    Loan origination fee up to 1%.

     o    Notary fees

The closing expenses which are not eligible for reimbursement by Cott include: interest buy down points, hazard, fire, flood or any other type of homeowner insurance premiums, prorated interest on mortgage, prorated rent, prorated utility billings, home warranties, mortgage finder's fee, closing costs on construction loans, building permits and/or inspections required by governmental agencies.

DUPLICATE CARRYING COSTS

In the event the new property closes before the sale of the principal residence, Cott will reimburse duplicate carrying costs, specifically, mortgage, interest and property taxes for a period of up to 90 days. You are strongly encouraged to coordinate the closing and purchase dates. Duplicate carrying costs will be reimbursed on the lesser of the two properties.

PHYSICAL GOODS MOVE

Cott has contracted with several professional moving carriers to transport personal and household goods to the new home. The following services will be covered:

o Packing, loading and shipment of your personal and household belongings from your principal residence to your new residence or to storage.

o Insurance required to protect the household and personal belongings during the move. This will be arranged through the moving company.

The following items are NOT covered:

     o Boats, trailers, recreational vehicles, mobile homes, pets, satellite dishes, large gym or fitness equipment, workshop equipment, large machinery, live plants, perishable items, chemicals, lumber, firewood, paint, playground equipment, hot tubs, storage sheds, disassembly or assembly of equipment/items, crating (unless prior approval granted) and special services e.g., piano tuning.

SHIPMENT OF VEHICLES

Transportation of up to a maximum of two (2) family automobiles to the new location by the most economical means available are included, however, if relocation is to another continent, this provision may not apply.

STORAGE

Through our moving carriers, Cott will pay for the cost of storing household goods for a period not to exceed sixty (60) days. Cott will pay for the movement of goods out of storage and into a permanent residence. This includes warehouse-handling costs in and out of storage and delivery out of storage.


INSURANCE

Insurance for your household goods while in transit will be provided through a designated insurance provider or directly through the moving carrier. This insurance covers your household goods through packing, transit, storage in-transit and unloading. All claims should be filed directly with the moving carrier and/or insurance provider.


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TEMPORARY LIVING EXPENSES

Temporary living expenses may be reimbursed if you are required to report to your new assignment, or to vacate your former residence before your new residence is available. You may be reimbursed for:

     o Reasonable and actual lodging/rent, meals, laundry and telephone charges for a period not to exceed 6 months.

     o For temporary housing, other than hotels, you are encouraged to submit grocery bills instead of restaurant receipts.

     o    Weekly travel from your home to Tampa, FLA for you or your wife.

LEASE CANCELLATION EXPENSES

Before approving any lease cancellation reimbursement for either accommodation or vehicles, the hiring Manager and the Senior Vice President, Corporate Resources must agree upon and approve the reasonableness of the expenses. Settlement of a leased home or apartment or vehicle may be based on one of the following:

     o The amount to be paid to the landlord/leasing company for cancellation of the lease.

     o    Such other equitable arrangements as agreed to by Cott.

RELOCATION ALLOWANCE

Cott will provide a relocation allowance of 1 months salary (net) payable after the move has been completed. This allowance is generally used to cover the incidental costs incurred during a relocation for which the employee is not required to retain receipts. This allowance may be used for such things as:

o    Utilities hook-up and connection charges.

o    Appliance hook-up.

o    Drivers' licensing when relocating to a different province/state/country.

o    Transportation of pets.

o    Installation/removal or cleaning of drapes and/or carpeting.

o    Extra labour such as maid service.

o Shipment of other personal vehicles not included with the personal belongings, such as boats, recreational vehicles.

3.7  TERMINATION OF EMPLOYMENT

In the event that your employment is terminated whether voluntarily or involuntarily with Cott within 12 months of your start date you will forfeit any remaining Relocation Policy benefits as of the date of termination.

If Cott terminates you within 12 months of joining, Cott will provide you with an option to transfer back to your place of origin. Your relocation will include those items listed above (but will exclude the relocation allowance) that are in keeping with your original relocation assistance.

3.8  EXPENSE REPORT

During your relocation you will be required to track your expenses for those items other than those covered by the relocation allowance. Such expenses as the house-hunting trip, temporary housing, family travel, etc., will be submitted for reimbursement on a Relocation Expense Report. This is the only expense report that will be approved for relocation expenses. Relocation expenses must never be mixed with regular business expenses. Completed expense reports should be signed by your manager and then submitted to Kitty Howard - Compensation Manager, Columbus, GA. Reimbursement to the employee may take 4-6 weeks from the initial submission of a claim.



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CONFIDENTIALITY UNDERTAKING AND RESTRICTIVE COVENANT


TO: Cott Beverages Inc. ("Cott"), its subsidiaries, parents, affiliates and associated companies (collectively and individually, the "Corporation")

FROM:   CLYDE PRESLAR (the "Executive")

--------------------------------------------------------------------------------

FOR GOOD AND VALUABLE CONSIDERATION, including without limitation the Executive's employment with the Corporation and the wages and salary and other benefits received and to be received by the Executive in respect of such employment, and in particular, but without limitation, the grant to the Executive of options to purchase common shares of Cott Corporation, the receipt and sufficiency of which consideration the Executive hereby acknowledges:

1.   CONFIDENTIALITY

The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation, the Executive has had and will have access to and has been and will be entrusted with information that would reasonably be considered confidential to the Corporation, the disclosure of which to competitors of the Corporation or to the general public, will be highly detrimental to the best interests of the Corporation. Such information ("Confidential Information") includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost and pricing figures, customer lists, supplier lists, software, and information relating to employees, suppliers, customers and persons in contractual relationships with the Corporation. Except as may be required in the course of carrying out his duties to the Corporation, the Executive covenants and agrees that he will not disclose, so long as he is employed by the Corporation or at any time thereafter, any of such Confidential Information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such Confidential Information, nor shall the Executive use or exploit, directly or indirectly, such Confidential Information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation any other information which he may acquire during his employment with respect to the business and affairs of the Corporation. Notwithstanding all of the foregoing, the Executive shall be entitled to disclose such Confidential Information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Executive shall first have:

(a)  notified the Corporation;

(b) consulted with the Corporation on the advisability of taking steps to resist such requirements; and

(c) if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such Confidential Information will be accorded confidential treatment.

2.   INVENTIONS

The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Corporation, shall belong exclusively to the Corporation. The Executive waives any and all moral rights he may have in respect of any such items and acknowledges that all of them shall be considered to be "works for hire" and owned by the Corporation. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Corporation from time to time.


3.   CORPORATE OPPORTUNITIES

Any business opportunities related to the business of the Corporation which become known to the Executive during his employment must be fully disclosed and made available to the Corporation by the Executive, and the Executive



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agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

4.   PROPERTY

Upon termination of the Executive's employment, for whatever reason, the Executive will return to the Corporation all property belonging to the Corporation, including without limitation, all Confidential Information, keys, manuals, customer lists, computer software and hardware, correspondence, files, records (howsoever maintained), money, cards and supplies which may be in the Executive's possession or control.

5.   RESTRICTIVE COVENANTS

(a) The Executive will not at any time, without the prior written consent of the Corporation, during the Term of this Agreement or for a period of 24 months after the termination of this Agreement or the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

     (i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

     (ii) for the purpose of competing with any business of the Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was a client during the 12 months immediately preceding such time;

     (iii) solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was an employee during the 12 month period immediately preceding such time.

(b)  For the purposes of this Agreement:

     (i) "Territory" shall mean Canada, the United States, Mexico and the United Kingdom;

     (ii) "Business" shall mean the business of manufacturing, selling and distributing non-alcoholic beverages.

(c) Nothing in this Agreement, shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

6.   GENERAL PROVISIONS

(a) The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Undertaking, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) The parties acknowledge that the restrictions in this Undertaking are reasonable in all of the circumstances. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such


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     modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

(c) Each and every provision of Sections 1, 2, 3, 4 and 5 and this Section 6 shall survive the termination of the Executive's employment (regardless of the reason for such termination).

(d) This Undertaking will be construed and interpreted in accordance with the laws of the State of Florida and the federal laws of the United States applicable therein.


EXECUTED AS OF THIS 22ND DAY OF JULY, 2005.


/S/ B. CLYDE PRESLAR   L/S
---------------------------
CLYDE PRESLAR